Exhibit 10.1

TECHNOLOGY SUPPORT AGREEMENT

THIS AGREEMENT is made the 15th Day of October 2018, by and between Salon Media Group. ("Salon"), and PubLife, LLC, (“PubLife”).

RECITALS

A.	Salon operates a website focused on news, politics, and culture called Salon.com (“Salon.com”)

B.	Salon and PubLife are contemplating an asset purchase sale of Salon.com

C.	PubLife is prepared to provide Salon with certain technology services

NOW, THEREFORE, Salon and PubLife hereto, for good and valuable consideration, agree as follows:

1. TECHNOLOGY SUPPORT

PubLife hereby agrees to provide technology support to Salon.com as described in Exhibit A. Salon will continue to manage all activities not related to technology. Notwithstanding the foregoing, in no event shall PubLife take any actions relating to the following: (i) any actions relating to the sale, lease or exchange of assets of Salon; and (ii) incur any new costs or enter into any new agreements with third parties without Salon’s consent.

2. TERM OF AGREEMENT

This Agreement shall commence on 15th day of October 2018, and it shall continue for One Hundred and Eighty (180) days in full force and effect until the 15th day of April 2019. This agreement may be terminated earlier upon the closing of an asset purchase agreement between Salon and PubLife or as set forth in Section 3 below.

3. CANCELLATION

This Agreement may be cancelled upon thirty (30) days prior written notice by Salon or PubLife. Notwithstanding the above, Salon and PubLife agree that Salon may cancel this Agreement immediately without prior written notice if, in the sole judgment of Salon, Salon.com is being supported by PubLife in a manner contrary to the interests of Salon. Salon may also cancel this Agreement upon ten (10) days written notice upon default of PubLife or upon a beach of the conditions in the Term Sheet Agreement.

4. COMPENSATION

Salon shall pay PubLife a monthly sum of $1,000 for each month of this Agreement.  Compensation is due on the first day of each month.

5. STANDARDS OF OPERATION

PubLife agrees to manage and operate the advertising operations and technology platform supporting Salon.com within the context of this Agreement in a manner that complies with all laws, rules and regulations.

6. INSURANCE

PubLife shall maintain in full force and effect during the term of this Agreement and any extensions or renewals thereof the following types of insurance and in the amounts set forth:

Insurance limits

All such policies of insurance shall name Salon as an additional named insured and provide that coverage may not be reduced or terminated without at least thirty (30) days prior written notice to Salon.

7. RELATIONSHIP

Except as otherwise specifically set forth in this Agreement, no partnership, joint venture, employment, agency, or other relationship is created between Salon and PubLife. PubLife is not authorized to represent themselves in any way as representing Salon, nor is PubLife authorized to enter any contract for or on behalf of Salon, except with the prior written consent of Salon.  Salon is not authorized to represent itself in any way as representing PubLife, nor is Salon authorized to enter any contract for or on behalf of PubLife, except with the prior written consent of PubLife.

8. INDEMNIFICATION

PubLife shall indemnify Salon and hold Salon harmless from and against any and all claims, liens, liability, damage or loss arising from PubLife’s support of Salon.com or from any default in the performance of any obligation on PubLife’s part to be performed under the terms of this Agreement.

9. NOTICES

Any written notice to any party required or permitted under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second (2nd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and addresses to the addressee at the address stated opposite its name below, or at the most recent address, specifies by written notice, given to the sender by the addressee under this provision.

If to Salon:

Salon Media Group

870 Market Street

San Francisco, CA 94102

Attn: Jordan Hoffner

If to PubLife:

PubLife, LLC

207 Del Parque, 9th Floor

San Juan, PR 00912

Attn: Chris Richmond

10. HEADINGS

The paragraph headings in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph hereof.

11. SEVERABILTY

In the event that any provisions of this Agreement shall be held invalid, illegal, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provisions of this agreement

12. BINDING ON SUCCESSORS

The provisions of this Agreement shall, subject to the terms and conditions hereof, be binding upon and inure to the benefit of the successors and assigns of Salon and PubLife.

13. COMPLETE AGREEMENT

This Agreement contains the entire agreement of Salon and PubLife and, except as specifically referred to herein, all prior obligations, proposals and agreements relating to the subject matter hereof have been merged herein. This Agreement shall not be modified or amended except by agreement in writing duly executed by Salon and PubLife hereto.

14. ATTORNEYS’ FEES

Should any litigation be commenced between Salon and PubLife hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereof, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

15. NO ASSIGNMENT

This Agreement and all of its rights and obligations may not be assigned by PubLife without the prior written consent of Salon. Such Consent shall not be unreasonably withheld.

22. GOVERNING LAW

This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

IN WITNESS WHEREOF, Salon and PubLife have duly executed this Agreement as of the date set forth.

Salon

Salon Media Group

/s/ Jordan Hoffner

By: Jordan Hoffner

Its: Chief Executive Officer

PubLife

PubLife, LLC

/s/ Chris Richmond

By: Chris Richmond

Its: Chief Executive Officer